Exhibit 2.1

PLAN OF MERGER AND REORGANIZATION

Date:                  April 26, 2018

MERIDIAN BANK (the “Surviving Bank”), a banking institution organized under the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and MERIDIAN INTERIM BANK (the “Interim Bank”), an interim bank in organization under the Banking Code, and MERIDIAN CORPORATION (the “Holding Company”), a Pennsylvania business corporation organized under the Pennsylvania Business Corporation Law of 1988, as amended, hereby enter into this Plan of Merger and Reorganization (the “Plan”).

In consideration of their mutual promises and covenants, and intending to be legally bound hereby, the parties hereto, deeming it to be advantageous to their respective banking associations, corporation and their shareholders, have duly approved this Plan and its execution, and do hereby adopt this Plan setting forth the method, terms and conditions of the merger, including the rights under the Plan of the shareholders of each of the parties, and the agreements concerning the merger:

1. Merger.  The Interim Bank shall merge with and into the Surviving Bank under the charter of the Surviving Bank, under the title of “Meridian Bank”, and pursuant to the provisions of the Banking Code, by the method, on the terms and subject to the conditions and requirements hereinafter stated.  Upon the merger becoming effective, Interim Bank and Surviving Bank shall be merged into and continued in a single institution, the Surviving Bank, which shall be a Pennsylvania chartered bank and which shall be considered the same business and corporate entity as the constituent institutions.  The Surviving Bank shall thenceforth be responsible for all of the liabilities and obligations of the Interim Bank.  The Surviving Bank shall, upon consummation of  the merger, continue to engage in the business of a Pennsylvania chartered bank at the principal office and the legally established and approved branch offices of the Surviving Bank.  The Surviving Bank shall continue to maintain the insurance of the Federal Deposit Insurance Corporation in the same way as it is now carried by the Surviving Bank.

2. Articles of Incorporation of Surviving Bank.  When the merger becomes effective, the initial Articles of Incorporation of the Surviving Bank shall be substantially in the form attached hereto as Exhibit A attached hereto and incorporated herein.

3. Bylaws of Surviving Bank.  When the merger becomes effective, the initial Bylaws of the Surviving Bank shall be substantially in the form attached hereto as Exhibit B attached hereto and incorporated herein, and the principal office and established and authorized branch offices of the Surviving Bank shall continue to be the principal office and established and authorized branch offices, respectively, of the Surviving Bank.

4. Board of Directors of Surviving Bank.  The persons who shall constitute the Board of Directors of the Surviving Bank at the time the merger becomes effective shall be the persons who were then members of the Board of Directors of the Surviving Bank.  They shall serve until the subsequent annual meeting of shareholders of Surviving Bank or until their successors are duly qualified and elected.  Any vacancy in the Board of Directors of the Surviving Bank which may exist upon or after the effective date of the merger may be filled as provided by the Articles of Incorporation and Bylaws of the Surviving Bank.  The officers of the Surviving Bank at the time the merger becomes effective shall continue to hold the same offices in the Surviving Bank.

5. Conversion of Shares: Exchange of Certificates: Capitalization.  Upon the merger becoming effective:

(a) Each issued and outstanding share of common stock of the Surviving Bank represented by an outstanding stock certificate shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into one (1) share of common stock of the Holding Company, par value $1.00 per share.  As soon as practicable after the merger becomes effective, holders of shares of Surviving Bank common stock shall be furnished a form letter of transmittal for the tender of their shares to the Surviving Bank, which shall act as “Exchange Agent” for the Holding Company, to be exchanged for new certificates for the appropriate number of shares of Holding Company common stock.  Holding Company shall be required to issue certificates for Holding Company common stock only upon the actual surrender of Surviving Bank shares and may require an indemnity agreement or bond from any Surviving Bank shareholder who is unable to surrender his or her certificate by reason of loss or destruction of the certificate.  Upon surrender for cancellation to the Exchange Agent of one or more certificates for shares of Surviving Bank common stock, accompanied by a duly executed letter of transmittal in proper form, the Exchange Agent shall, promptly after the effective date of the merger, deliver to each holder of such surrendered Surviving Bank certificates new certificates representing the appropriate number of shares of Holding Company common stock. Until certificates for Surviving Bank common stock have been surrendered and exchanged as herein provided for certificates of Holding Company common stock, each outstanding certificate for Surviving Bank common stock shall be deemed, for all corporate purposes of the Holding Company, to be the number of full shares of Holding Company common stock into which the number of shares of Surviving Bank common stock shown thereon have been converted.  In the event that any certificates for Surviving Bank common stock are not surrendered for exchange within two (2) years from the effective date of the merger, the shares of Holding Company common stock that would otherwise have been delivered in exchange for the unsurrendered Surviving Bank certificates shall be delivered by the Exchange Agent to the Holding Company, in which event the persons entitled thereto shall look only to the Holding Company for delivery of the Holding Company shares upon surrender of their outstanding certificates for Surviving Bank common stock. Following the expiration of such two (2) year period, the Holding Company may sell such unclaimed Holding Company common stock, in which event the sole right of the holders of the unsurrendered outstanding Surviving Bank certificates shall be the right to collect the net sale proceeds held for their account by the Holding Company.  In the event that Holding Company shall, as required or permitted by law, pay to the Commonwealth of Pennsylvania any net sale proceeds relating to unclaimed Holding Company common stock, the holders of unsurrendered outstanding Surviving Bank certificates shall thereafter look only to the Commonwealth of Pennsylvania for payment on account thereof.

(b) Prior to the merger becoming effective, the Surviving Bank will have a capital of $106,118,591 consisting of (i) 6,392,287 issued and outstanding shares of common stock, par value $1.00 per share; (ii) a surplus of $79,505,356; (iii) retained earnings of $17,446,967; (iv)

current year net income of $3,107,314; and (v) unrealized gains on AFS securities of -$333,333. Upon the merger becoming effective: (x) the amount and number of issued and outstanding shares of common stock of the Surviving Bank shall remain unchanged; (y) the surplus of the Surviving Bank shall be increased to an amount equal to the total of the surplus of the Interim Bank and the surplus of the Surviving Bank immediately before the merger; and (z) all of the issued and outstanding shares of the Surviving Bank shall be issued to and owned by the Holding Company.

(c) No cash shall be allocated to shareholders of the Surviving Bank or to any other person, firm, or corporation upon and by reason of the merger becoming effective. Cash fees will, however, be paid to attorneys, accountants and other like persons for services rendered in the accomplishment of the merger and reorganization and other phases of the overall transaction; some of these persons may be stockholders of the Surviving Bank and of Holding Company.

(d) The shares of the Holding Company, subscribed for by the individual incorporators of the Holding Company, shall be purchased by them by the payment of each individual incorporator’s own cash to the Holding Company.  Upon consummation of the merger, each individual incorporator of the Holding Company shall sell all of his said stock subscribed for by him as an incorporator in the Holding Company to the Holding Company for cash.

(e) Each then outstanding option or warrant to acquire a share of the common stock of the Surviving Bank heretofore issued by the Surviving Bank shall, ipso facto, and without any action on the part of the holder thereof, become and be converted into an option or warrant to acquire a share of the Holding Company on the same terms and conditions and shall remain outstanding.  After the merger becomes effective the Holding Company may, but is not obligated to, issue amended grant or award agreements reflecting the conversion and the assumption of the Plan as provided in Section 12 below.

6. Dissenting Shareholders.  The rights and remedies of a dissenting shareholder under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (15 Pa. C.S. §1571 et seq.) shall be afforded to any shareholder of the Surviving Bank who takes the necessary steps to perfect his or her dissenters rights.  The Surviving Bank will make whatever payments are to be made to validly dissenting shareholders in the exercise of such rights.  Unless otherwise provided by law, shares of the Holding Company not taken by the dissenting shareholders of the Surviving Bank shall not be issued.

7. Conditions.  The merger provided under this Plan shall take place only if: (a) this Plan is approved (i) by the affirmative vote of at least two-thirds (2/3) of the outstanding shares of common stock of the Surviving Bank and (ii) by the Holding Company as a shareholder of the Surviving Bank, in accordance with applicable law; (b) this Plan and the merger are approved by the Pennsylvania Department of Banking and Securities and the Federal Deposit Insurance Corporation and the Notice or Application, as applicable, of the Holding Company to form a bank holding company is not objected to, or is otherwise approved, by the Board of Governors of the Federal Reserve System and all other requirements prescribed by law are satisfied; (c) the

Surviving Bank receives an opinion of its special counsel, Stradley Ronon Stevens & Young, LLP, Philadelphia, Pennsylvania, to the effect that the transactions contemplated herein constitute either (or both) a tax-free exchange under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), or a tax-free reorganization under Section 368 of the Code, and as to such further matters relating to the tax consequences of the transactions contemplated hereby, as the Surviving Bank may deem advisable; and (d) there shall be no litigation or proceeding pending or threatened for the purpose of enjoining, restraining or preventing the consummation of the merger in accordance with this Plan.

8. Amendment; Termination.  At any time before the merger becomes effective, by vote of a majority of the Board of Directors of each of the Surviving Bank, the Holding Company and the Interim Bank, this Plan (a) may be amended in any manner not inconsistent with its general purpose, provided that no amendment shall change the share exchange ratio following approval of this Plan by the shareholders of the Surviving Bank, or (b) may be terminated for any reason, including without limitation for reasons such as because of the number of shares of common stock of the Surviving Bank exercising dissenters’ rights, or if it shall appear that the consummation of the Plan would be inadvisable.  If this Plan is terminated pursuant to this Section, this Plan shall be void and of no further effect, without any liability on the part of any of the parties hereto, or their respective directors, officers, shareholders or agents.

9. Shares of Incorporators. The incorporator(s) of the Holding Company shall each subscribe to and purchase one (1) share of $1.00 par value per share common stock of said corporation for a subscription price equal to the aggregate par value of the share(s) subscribed for by the incorporator(s).  Upon consummation of the merger, each such incorporator shall sell his or her Holding Company share(s) to the Holding Company for a purchase price equal to the original subscription price.

10. Intentionally omitted.

11. Issuance of Shares. When required by the terms of this Plan, the Holding Company will issue the shares of its common stock which the shareholders of the Surviving Bank shall be entitled to receive as hereinabove provided, and will perform all other acts necessary for it to comply with the provisions of this Plan.

12. Assumption and Amendment of Employee Plans. Upon the merger becoming effective, without any further action being required:

(a) the Holding Company shall assume all equity compensation, employee retirement and employee benefit plans of the Surviving Bank (each, an “Employee Plan”);

(b) all then outstanding grants by the Surviving Bank under any Employee Plan shall be converted, to the extent required, to grants by the Holding Company under such Employee Plan; and

(c) each Employee Plan shall be deemed amended and restated: (i) to substitute the Holding Company and the common stock of the Holding Company for the Surviving Bank and the common stock of the Surviving Bank; (ii) to provide that eligible Participants under the Employee Plan shall be officers and other employees, and non-employee directors, of the Holding Company and any current or future subsidiary of the Holding Company, including the Surviving Bank; and (iii) to provide that employment by, or serving as a non-employee director of, the Holding Company or any current or future subsidiary of the Holding Company, including the Surviving Bank, shall constitute employment by or service with the Holding Company for purposes of the Employee Plan.  The maximum number of shares of common stock that have been or may be issued or transferred under the Employee Plan immediately after the merger shall be the same as the maximum number of shares of Surviving Bank common stock immediately prior to the merger, and the maximum aggregate number of shares of common stock that shall be subject to options or awards under the Employee Plan to any single individual shall remain unchanged, subject to the adjustment provisions of the option plan.  Approval of this Plan shall constitute approval of the option plan as so amended by the directors and shareholders of the Surviving Bank and Holding Company for all purposes, including, without limitation, for purposes of Sections 162(m) and 422 of Internal Revenue Code of 1986, as amended, and Section 16(b) of the Securities Exchange Act of 1934, as amended, and the exemptive rules promulgated thereunder.

13. Board of Directors of Holding Company.  The persons who shall constitute the Board of Directors of the Holding Company at the time the merger becomes effective shall be the persons who were then members of the Board of Directors of the Surviving Bank.  The Board of Directors of the Holding Company shall be divided into classes identical in all respects to those currently in effect with respect to the Board of Directors of the Surviving Bank, and each person shall be designated to the class in which he or she served prior to the merger becoming effective, and shall serve until the subsequent annual meeting of shareholders of the Holding Company or until their successors are duly qualified and elected.  Any vacancy in the Board of Directors of the Holding Company which may exist upon or after the effective date of the merger may be filled as provided by the Articles of Incorporation and Bylaws of the Holding Company.

14. Affiliates; Agreements Relating to Resales of Holding Company Securities.  The Surviving Bank shall prepare and deliver to Holding Company, prior to completion of the merger, a list that identifies all persons whom the Surviving Bank believes may be deemed to be “affiliates” of Surviving Bank or Holding Company under applicable securities laws.  The Surviving Bank shall use its commercially reasonable best efforts to cause each person whom it identifies on the list as a potential affiliate to deliver, at or prior to the completion of the transaction, a written agreement that the affiliate will not sell, pledge, transfer or otherwise dispose of any Holding Company shares issued to the affiliate pursuant to the transaction unless the sale, pledge, transfer or other disposition meets one of the following criteria: (a) it is made pursuant to an effective registration statement filed under the Securities Act; (b) it is in compliance with Rule 144; or (c) in the opinion of counsel, it is otherwise exempt from the registration requirements of the Securities Act.

15. Waiver.  Any of the terms or conditions of this Plan may be waived in writing at any time by the Surviving Bank by action taken by its Board of Directors, whether before or after action by the Surviving Bank’s shareholders, provided, however, that such action shall be taken only if, in the judgment of the Board of Directors, such waiver will not have a materially adverse effect on the benefits intended to be granted hereunder to the shareholders of the Surviving Bank.

16. Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except as such may be pre-empted by federal law.

17. Entire Agreement.  This Plan contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

18. Counterparts.  This Plan may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this instrument to be executed by its Chief Executive Officer and its seal affixed, attested by its Secretary, all under authority of its Board of Directors.

Attest: [Corporate Seal]	MERIDIAN BANK

/s/ Erica Burns	By:	/s/ Christopher J. Annas
Erica Burns		Christopher J. Annas
Secretary		President & CEO

Attest: [Corporate Seal]	MERIDIAN INTERIM BANK

/s/ Erica Burns
Erica Burns	By:	/s/ Christopher J. Annas
Secretary		Christopher J. Annas
President & CEO

Attest: [Corporate Seal]	MERIDIAN CORPORATION

/s/ Michael Curry	By:	/s/ Christopher J. Annas
Michael Curry		Christopher J. Annas
Secretary		President & CEO